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                         [LETTERHEAD OF GENENTECH, INC.]



                                            June 15, 1995



Genentech, Inc.
460 Point San Bruno Boulevard
South San Francisco, California  94080

Ladies and Gentlemen:

          I am General Counsel of Genentech, Inc. (the "Company") and am rendering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 900,000 shares of the Company's Redeemable Common Stock, $.02 par value ("Redeemable Common Stock"), and the 900,000 shares of Common Stock, par value $0.02 per share, into which such shares of Redeemable Common Stock will automatically convert after June 30, 1995 (together with the shares of Redeemable Common Stock, the "Shares"), pursuant to the Company's 1991 Employee Stock Plan, as amended (the "Plan").

          In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as in my judgment are necessary as a basis for this opinion.

          On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

          I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            By:/s/Stephen G. Juelsgaard
                                               -----------------------
                                                 Stephen G. Juelsgaard
                                                 Vice President and
                                                 General Counsel